Exhibit 99.2

Contacts:	Samantha Moore	Stephanie Wakefield
	Director, Global Public Relations	Director, Investor Relations
	650-385-5259	650-385-5261
	smoore@informatica.com	swakefield@informatica.com
Informatica Prices
$200 Million Convertible Senior Notes Offering
REDWOOD CITY, Calif., March 8, 2006 — Informatica Corporation (NASDAQ: INFA) today announced the pricing of its offering of $200 million aggregate principal amount of convertible senior notes (“Notes”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). The company has granted to the initial purchaser of the Notes an option to purchase up to an additional $30 million aggregate principal amount of the Notes for a period of 30 days from March 8, 2006, solely to cover over-allotments.
The Notes will bear interest at a rate of 3.0 percent per annum and will rank equally in right of payment with all of Informatica’s existing and future unsecured debt and will be junior to any of Informatica’s existing and future secured debt to the extent of the security therefor.
The Notes will be convertible into Informatica common stock at an initial conversion rate of 50 shares per $1,000 principal amount of Notes, equivalent to an initial conversion price of $20 per share, subject to adjustment. The initial conversion price represents a premium of approximately 29.28 percent over the last reported sale price of Informatica’s common stock on March 7, 2006, which was $15.47 per share.
Informatica has the right to redeem some or all of the Notes after March 15, 2011. Holders of the Notes have the option to require Informatica to repurchase the Notes for cash on each of March 15, 2011, March 15, 2016 and March 15, 2021, or in the event of a fundamental change. In each case, the redemption or repurchase price would be 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the redemption or repurchase date, as applicable.
Informatica intends to use up to $50 million of the net proceeds from the offering to fund the purchase of shares of its common stock concurrently with the offering of the Notes, and the balance of the net proceeds for working capital and general corporate purposes, which may include the acquisition of businesses, products, product rights, technologies, or strategic investments.
This press release does not constitute an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
The Notes and the shares of common stock issuable upon conversion of the Notes will not be registered under the Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state laws.